                                   EXHIBIT 20



CONTACT:

James C. Dodd, CFO                               Philip Bourdillon/Eugene Heller
Simula, Inc.                                     Silverman Heller Associates
602-631-4005                                     310-208-2550


                     SIMULA, INC. REPORTS ADDITIONAL CHARGE
                         AGAINST 1999 FINANCIAL RESULTS


PHOENIX, ARIZONA -- APRIL 14, 2000 -- SIMULA, INC. (NYSE: SMU) today announced that it has filed its 1999 Form 10-K, which had been extended to allow auditors time to complete their review of the Company's financial statements.

These audited financial statements reflect an additional charge of approximately $4.3 million against fourth-quarter and year-end 1999 results. The charge -- which stems from the Company's determination that an additional adjustment to income was appropriate to reflect the risk and uncertainty of the timely recovery of the entire principle and interest from Notes received in the sale of the assets of a former subsidiary, Coach and Car Equipment Company -- was not included in the unaudited results presented by the Company in a news release dated March 29, 2000. The Company said that, notwithstanding the current charge which reduces the carrying value of the Notes to zero, the sales contract remains fully enforceable, and any future recoveries on the Notes will be accounted for following the cost recovery method of accounting.

The Company's audited financial statements reflect a net loss for the quarter of
<$25.1 million>, or <$2.36> per share, on revenues of $32.3 million, compared to a net loss of <$21.0 million>, or <$2.12> per share, on revenues of $28.7 million in the three months ended December 31, 1998. The net loss also reflects a previously announced restructuring charge of $18.3 million (pre-tax) occasioned by the sale of substantially all the assets of Airline Interiors (a subsidiary engaged in the manufacture of 16g commercial airliner seats), a loss from discontinued operations of $7.2 million, and an income tax benefit of $9.9 million.

                                   -- more --
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SIMULA REPORTS ADDITIONAL CHARGE AGAINST 1999 FINANCIAL RESULTS / 3

For the year, the Company's audited financial statements reflect a net loss of
<$23.1 million>, or <$2.26> per share, on revenues of $131.4 million compared to a net loss of <$27.7 million>, or <$2.80> per share, on revenues of $100.1 million in 1998.

Simula, Inc. is a leader in developing and commercializing protective systems and energy absorption technologies that safeguard human lives. Products include advanced occupant seating and restraint systems for military and automotive applications. Additional information on Simula, Inc. may be found at www.simula.com.

Statements made in this news release, including forward-looking statements concerning the enforceability of the contract with the buyer of Coach and Car Equipment Corporation and the status of any future recoveries on the Notes received in the sale, are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in such statements. Other factors that may cause actual results to differ from anticipated results include those described in the Company's registration statements and periodic reports filed with the U.S. Securities and Exchange Commission, including the Company's most recent Form 10-K.


                      (Audited Financial Statements Follow)

                                  SIMULA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                    THREE MONTHS ENDED                   TWELVE MONTHS ENDED
                                                                       DECEMBER 31                            DECEMBER 31
                                                              -----------------------------        ------------------------------
                                                                   1999             1998                 1999             1998
                                                              ------------     ------------        -------------    -------------


Revenue                                                       $ 32,268,896     $ 28,682,677        $ 131,392,426    $ 100,644,678

Cost of revenue                                                 30,940,241       31,843,231          102,984,129       85,723,846
                                                              ------------     ------------        -------------    -------------
                                                                                                                    .............
Gross margin                                                     1,328,655       (3,160,554)          28,408,297       14,920,832

Administrative expenses                                          8,406,533        6,194,931           26,679,304       20,420,763

Restructuring Charge                                            18,377,239               --           18,377,239               --
                                                              ------------     ------------        -------------    -------------

Operating income                                               (25,455,117)      (9,355,485)         (16,648,246)      (5,499,931)

Interest expense                                                (2,161,963)      (1,532,145)          (7,246,105)      (5,099,194)
                                                              ------------     ------------        -------------    -------------

Earnings (loss) before taxes and discontinued operations       (27,617,080)     (10,887,630)         (23,894,351)     (10,599,125)

Income tax benefit                                               9,926,000        3,902,000            8,437,000        3,786,000
                                                              ------------     ------------        -------------    -------------

Earnings (loss) from continuing operations                     (17,691,080)      (6,985,630)         (15,457,351)      (6,813,125)

Discontinued operations:
     Loss from discontinued operations, net of tax                      --         (163,000)                  --       (2,319,388)

     Estimated loss on disposal, net of tax                     (7,238,109)     (13,896,000)          (7,238,109)     (18,576,000)
                                                              ------------     ------------        -------------    -------------

Extraordinary loss on early extinguishment of debt, net of
tax                                                               (151,295)              --             (151,295)              --
                                                              ------------     ------------        -------------    -------------

Net earnings (loss)
                                                               (25,080,484)     (21,044,630)         (22,846,755)     (27,708,513)

Dividends on preferred stock
                                                                    74,497               --              279,536               --
                                                              ------------     ------------        -------------    -------------

Net earnings (loss) available for common shareholders         $(25,154,981)    $(21,044,630)       $ (23,126,291)   $ (27,708,513)
                                                              ============     ============        =============    =============

Earnings (loss) per common share - Basic:
     Earnings (loss) from continuing operations               $      (1.67)    $      (0.70)       $       (1.54)   $       (0.69)
     Discontinued operations:
          Loss from discontinued operations, net of tax       $         --     $      (0.02)       $          --    $       (0.23)
          Estimated loss on disposal, net of tax              $      (0.68)    $      (1.40)       $       (0.71)   $       (1.88)
     Earnings (loss) from early extinguishment of debt, net   $      (0.01)    $         --        $       (0.01)   $          --
of tax

                                                              ============     ============        =============    =============
     Net earnings (loss)                                      $      (2.36)    $      (2.12)       $       (2.26)   $       (2.80)
                                                              ============     ============        =============    =============


Weighted average shares - basic
                                                                10,649,753        9,915,391           10,230,720        9,880,283